                                                                      EXHIBIT 99

FIRST FORTIS LIFE
INSURANCE COMPANY
FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002, 2001
AND 2000

FIRST FORTIS LIFE INSURANCE COMPANY
INDEX TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                                         PAGE(S)
Report of Independent Accountants                                           1

Financial Statements:

   Balance Sheets                                                           2

   Statements of Income                                                     3

   Statements of Changes in Shareholder's Equity                            4

   Statements of Cash Flows                                                5-6

   Notes to Financial Statements                                          7-22

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholder of First Fortis Life Insurance Company

In our opinion, the accompanying balance sheets and the related statements of income, of changes in shareholder's equity and of cash flows present fairly, in all material respects, the financial position of First Fortis Life Insurance Company (the Company), an indirect, wholly owned subsidiary of Fortis (SA/NV) and Fortis N.V. at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




Minneapolis, Minnesota
February 13, 2003

FIRST FORTIS LIFE INSURANCE COMPANY
BALANCE SHEETS
(In thousands, except share data)
--------------------------------------------------------------------------------

                                                                                              DECEMBER 31
                                       ASSETS                                              2002         2001
Investments:
    Fixed maturities, at fair value (amortized cost 2002 - $166,221; 2001 - $158,417)   $  175,616   $  161,583
    Preferred stock, at fair value (cost 2002-$3,054; 2001-$2,630)                           3,100        2,640
    Policy loans                                                                                24            6
    Short-term investments                                                                   3,394        6,601
    Real estate and other investment                                                           348          474
                                                                                        ----------   ----------

                                                                                           182,482      171,304

Cash and cash equivalents                                                                    2,041        2,873

Receivables:
    Uncollected premiums, less allowance (2002 and 2001 - $100)                              1,627        3,830
    Reinsurance recoverable on unpaid and paid losses                                      109,942      107,443
    Other                                                                                    1,457        3,274
                                                                                        ----------   ----------

                                                                                           113,026      114,547

Accrued investment income                                                                    2,333        2,488
Deferred policy acquisition costs                                                            1,570        3,760
Property and equipment at cost, less accumulated depreciation (2002 - $1,751;
      2001 - $1,729)                                                                             4           60
Due from affiliates                                                                          1,511        1,974
Deferred federal income taxes                                                                4,170        5,953
Goodwill, less accumulated amortization (2002 and 2001 - $506)                               1,971        1,949
Assets held in separate accounts                                                            43,430       66,341
                                                                                        ----------   ----------

      Total assets                                                                      $  352,538   $  371,249
                                                                                        ----------   ----------

                POLICY RESERVES AND LIABILITIES AND SHAREHOLDER'S EQUITY

Policy reserves and liabilities:
    Future policy benefit reserves:
      Life insurance                                                                    $   55,084   $   65,123
      Interest sensitive and investment products                                             6,699        5,010
      Accident and health                                                                   92,598       81,578
                                                                                        ----------   ----------

                                                                                           154,381      151,711

    Unearned revenues                                                                       24,906       27,048
    Other policy claims and benefits payable                                                31,424       31,877
    Income taxes payable                                                                     2,478        6,537
    Other liabilities                                                                       24,846       28,435
    Liabilities related to separate accounts                                                43,430       66,341
                                                                                        ----------   ----------

      Total policy reserves and liabilities                                                281,465      311,949
                                                                                        ----------   ----------

Shareholder's equity:
    Common stock, $20 par value: authorized, issued and outstanding shares - 100,000         2,000        2,000
    Additional paid-in capital                                                              43,006       43,006
    Retained earnings                                                                       20,139       12,047
    Accumulated other comprehensive income                                                   5,928        2,247
                                                                                        ----------   ----------

      Total shareholder's equity                                                            71,073       59,300
                                                                                        ----------   ----------

      Total policy reserves, liabilities and shareholder's equity                       $  352,538   $  371,249
                                                                                        ==========   ==========



     The accompanying notes are an integral part of the financial statements

FIRST FORTIS LIFE INSURANCE COMPANY
STATEMENTS OF INCOME
--------------------------------------------------------------------------------
(In thousands)


                                                                          YEARS ENDED DECEMBER 31
                                                                    2002          2001          2000
Revenues:
    Insurance operations:
      Life insurance premiums                                    $   25,388    $   21,213    $   24,399
      Interest sensitive and investment product policy charges           --           377         1,197
      Accident and health insurance premiums                         48,827        40,676        39,157
                                                                 ----------    ----------    ----------

                                                                     74,215        62,266        64,753

    Net investment income                                            11,171        10,006         9,330
    Net realized losses on investments                               (2,599)       (1,722)       (1,883)
    Other income                                                      2,610         2,715         1,032
                                                                 ----------    ----------    ----------

      Total revenues                                                 85,397        73,265        73,232

Benefits and expenses:
    Benefits to policyholders:
      Life insurance                                                 13,520        13,085        18,031
      Interest sensitive investment products                              7           482           440
      Accident and health claims                                     33,573        28,902        28,657
                                                                 ----------    ----------    ----------

                                                                     47,100        42,469        47,128

    Amortization of deferred policy acquisition costs                 2,319           534           360
    Insurance commissions                                             7,891         6,391         5,773
    General and administrative expenses                              15,798        11,806        13,208
                                                                 ----------    ----------    ----------

      Total benefits and expenses                                    73,108        61,200        66,469

Income before federal income taxes                                   12,289        12,065         6,763

Federal income taxes                                                  4,197         4,241         2,416
                                                                 ----------    ----------    ----------

Net income                                                       $    8,092    $    7,824    $    4,347
                                                                 ==========    ==========    ==========

     The accompanying notes are an integral part of the financial statements

FIRST FORTIS LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
(In thousands)
--------------------------------------------------------------------------------

                                                                       RETAINED       ACCUMULATED
                                                        ADDITIONAL     EARNINGS          OTHER
                                              COMMON     PAID-IN     (ACCUMULATED    COMPREHENSIVE
                                   TOTAL       STOCK     CAPITAL       DEFICIT)      (LOSS) INCOME
                                  --------   --------   ----------   ------------    -------------
Balance, December 31, 1999        $ 35,936   $  2,000   $   37,440   $       (124)   $      (3,380)

Comprehensive income:
    Net income                       4,347         --           --          4,347               --

    Change in unrealized gains
        on investments, net          3,095         --           --             --            3,095
                                  --------

Comprehensive income                 7,442
                                  --------   --------   ----------   ------------    -------------

Balance, December 31, 2000          43,378      2,000       37,440          4,223             (285)

    BALAC equity as of 11/30/01      5,566         --        5,566             --               --

Comprehensive income:
    Net income                       7,824         --           --          7,824               --

    Change in unrealized gains
        on investments, net          2,532         --           --             --            2,532
                                  --------

Comprehensive income                10,356
                                  --------   --------   ----------   ------------    -------------

Balance, December 31, 2001          59,300      2,000       43,006         12,047            2,247

Comprehensive income:
    Net income                       8,092         --           --          8,092               --

    Change in unrealized gains
        on investments, net          3,681         --           --             --            3,681
                                  --------

Comprehensive income                11,773
                                  --------   --------   ----------   ------------    -------------

Balance, December 31, 2002        $ 71,073   $  2,000   $   43,006   $     20,139    $       5,928
                                  ========   ========   ==========   ============    =============


     The accompanying notes are an integral part of the financial statements

FIRST FORTIS LIFE INSURANCE COMPANY
STATEMENTS OF CASH FLOWS
(In thousands)
--------------------------------------------------------------------------------

                                                                    YEARS ENDED DECEMBER 31
                                                                2002          2001          2000
Cash flows from operating activities:
    Net income                                               $    8,092    $    7,824    $    4,347
    Adjustments to reconcile net income to net cash
        provided by operating activities:
      Depreciation, amortization and accretion                      (80)          998           156
      Net realized losses on investments                          2,599         1,722         1,883
      Amortization of gain on reinsured business                 (2,242)       (1,984)         (406)
      Policy acquisition costs deferred                            (129)         (190)         (950)
      Amortization of deferred policy acquisition costs           2,319           534           360
      Decrease (increase) in uncollected premiums,
           accrued investment income and other                    4,733            40          (212)
      Increase in reinsurance recoverable                        (2,499)      (15,412)       (5,127)
      Loss on disposal of property and equipment                     --          (177)           --
      Provision for deferred taxes                                 (351)       (5,462)       (1,415)
      Increase in future policy benefit reserves, unearned
           revenues and other policy claims and benefits             75         2,382         7,679
      (Decrease) increase in other liabilities                   (1,348)        4,176        (3,128)
      (Decrease) increase in income taxes payable                (3,907)        5,000          (178)
                                                             ----------    ----------    ----------

      Net cash provided by (used in) operating activities         7,262          (549)        3,009
                                                             ----------    ----------    ----------

Cash flows from investing activities:
    Purchases of fixed maturity investments                    (113,196)      (51,827)     (172,388)
    Sales and repayments of fixed maturity investments          102,008        74,042       166,630
    Purchases of other investments                             (115,347)     (108,374)      (28,120)
    Sales of other investments                                  118,536       112,400        24,470
    Cash used for BALAC                                              --       (32,875)           --
    Cash pursuant to reinsurance agreement                          (95)        6,766         2,397
                                                             ----------    ----------    ----------

      Net cash (used in) provided by investing activities        (8,094)          132        (7,011)
                                                             ----------    ----------    ----------

Cash flows from financing activities:
    Activities related to investment products:
      Considerations received                                        --         1,864         5,640
      Surrenders and death benefits                                  --          (317)       (4,855)
      Interest credited to policyholders                             --            84           314
                                                             ----------    ----------    ----------

      Net cash provided by financing activities                      --         1,631         1,099
                                                             ----------    ----------    ----------

(Decrease) increase in cash and cash equivalents                   (832)        1,214        (2,903)

Cash and cash equivalents at beginning of year                    2,873         1,659         4,562
                                                             ----------    ----------    ----------

Cash and cash equivalents at end of year                     $    2,041    $    2,873    $    1,659
                                                             ==========    ==========    ==========


     The accompanying notes are an integral part of the financial statements

FIRST FORTIS LIFE INSURANCE COMPANY
STATEMENTS OF CASH FLOWS
(In thousands)
--------------------------------------------------------------------------------

                                                              YEARS ENDED DECEMBER 31
                                                            2002        2001        2000
Supplemental schedule of non-cash investing activities:
    Assets and liabilities transferred in reinsurance
        transactions (Note 7):
      Non-cash assets (ceded) received:
        Other assets                                      $    (63)   $   (182)   $     (7)
        Deferred acquisition costs                              --      (3,957)       (816)
        Separate accounts                                       --         143          --
                                                          --------    --------    --------

      Total value of assets (ceded) received              $    (63)   $ (3,996)   $   (823)
                                                          ========    ========    ========

      Non-cash liabilities ceded (assumed):
        Future policy benefit reserves                    $     --    $  6,957    $    404
        Unearned premium reserves                               --          --         505
        Other liabilities                                      (32)         25           9
                                                          --------    --------    --------

      Total liabilities ceded (assumed)                   $    (32)   $  6,982    $    918
                                                          ========    ========    ========


     The accompanying notes are an integral part of the financial statements

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

1.     NATURE OF OPERATIONS

       NATURE OF OPERATIONS

       First Fortis Life Insurance Company (the Company) is a wholly-owned subsidiary of Fortis, Inc. (Fortis), which itself is a wholly-owned subsidiary of Fortis (SA/NV) and Fortis N.V. The Company was organized to enable the Fortis group of companies to distribute their products to the New York State marketplace. The Company's revenues are derived primarily from group employee benefits and credit products.

       Effective March 1, 2000, the Company ceded long-term care insurance business to John Hancock Life Insurance Company on a 100% co-insurance basis. (See Note 7 "Reinsurance" for more information on this reinsurance transaction.)

       Effective April 1, 2001, the Company ceded, among other blocks of business, certain individual life insurance policies and annuity contracts to Hartford Life Insurance Company on a 100% co-insurance basis. (See Note 7 "Reinsurance" for more information on this reinsurance transaction.)

       Effective as of November 30, 2001, the Company completed a statutory merger in which Bankers American Life Assurance Company, a New York insurance company (BALAC), merged into FFLIC (the Merger). The Merger was completed as part of an internal reorganization being effected by Fortis, Inc. with respect to certain of its life and health insurance companies.

       On December 31, 2001, the Company purchased (the Purchase) the Dental Benefits Division of Protective Life Corporation (Protective). The Purchase includes group dental, group life and group disability insurance products (Insurance Products). The Company reinsured these Insurance Products on a 100% co-insurance basis and performs administration of such Insurance Products. The Company paid $2,350 for the business and recorded goodwill of $1,647 in the transaction.


2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       USE OF ESTIMATES

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

       NEW ACCOUNTING PRONOUNCEMENTS

       In July 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146 (SFAS 146), Accounting for Costs Associated with or Disposal Activities, which is effective for exit or disposal activities that are initiated after December 31, 2002. The Company currently is not engaging in any exit or disposal activities, and does not believe the impact of this new pronouncement will be material.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       In June 2001, the Financial Accounting Standards Board issued statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 addresses financial accounting and reporting for business combinations and requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. The Company applied the provisions of SFAS 141 for all business combinations subsequent to June 30, 2001. The Company had no identifiable intangible assets for 2002.

       SFAS 142 eliminates the amortization of goodwill and certain intangible assets that are deemed to have indefinite lives and requires such assets to be tested for impairment and to be written down to fair value, if necessary. In accordance with SFAS 142, the Company no longer amortizes goodwill but rather tests this intangible for impairment at least on an annual basis. During 2002, the goodwill as of December 31, 2001 was assessed for impairment. As a result of testing, no write-down was made.

       The Company's goodwill arises predominantly from the purchase of the Dental Benefits Division of Protective Life Corporation. See Reinsurance note number seven.

       Derivatives Implementation Group (DIG) Issue B36, Bifurcation of Embedded Credit Derivatives, will require companies to review their modified coinsurance agreements for embedded credit derivatives. The Company is reviewing this issue at the current time and does not believe it to have a material effect on its financial statements going forward.

       INVESTMENTS

       The Company's investment strategy is developed based on many factors including insurance liability matching, rate of return, maturity, credit risk, tax considerations and regulatory requirements.

       All fixed maturity investments and all marketable equity securities are classified as available-for-sale and carried at fair value. Changes in fair values of available-for-sale securities, after related deferred income taxes and after adjustment for the changes in pattern of amortization of deferred policy acquisition costs are reported directly in shareholder's equity as accumulated other comprehensive income and, accordingly, have no effect on net income. The unrealized appreciation or depreciation is net of deferred policy acquisition cost amortization and taxes that would have been required as a charge or credit to income had such unrealized amounts been realized.

       Policy loans are reported at the aggregate of the unpaid loan balances which do not exceed the cash surrender values of the related policies. Short-term investments are carried at cost which approximates fair value.

       Realized gains and losses on sales of investments, and declines in value judged to be other-than-temporary, are recognized on the specific identification basis. Investment income is recorded as earned.

       DEFERRED POLICY ACQUISITION COSTS

       The costs of acquiring new business, which vary with and are directly related to the production of new business, are deferred to the extent recoverable and amortized. For credit life, disability and accident and health insurance products, such costs are amortized over the premium paying period.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       For interest sensitive and investment products, such costs are amortized in relation to expected future gross profits. Estimation of future gross profits requires significant management judgment and is reviewed periodically. As excess amounts of deferred costs over future premiums or gross profits are identified, such excess amounts are expensed.

       PROPERTY AND EQUIPMENT

       Property and equipment are recorded at cost less accumulated depreciation. The Company provides for depreciation principally on the straight-line method over the estimated useful lives of the related property. Depreciation expense was $56, $51 and $46 at December 31, 2002, 2001 and 2000, respectively.

       GOODWILL

       On December 31, 2001, the Company entered into an agreement with Protective Life Corporation which provided for the assumption of its Dental Benefits Division. The blocks of business purchased included group dental, group life and group disability insurance products. At that time, the Company recorded $1,625 of goodwill on this transaction. In 2002, the company completed its final allocation of purchase price and recorded $22 in additional goodwill. As of 2002, the Company has $1,647 of goodwill for this business.

       Goodwill in the amount of $600 for 2001 represents the excess of the purchase price paid over net assets acquired in connection with the purchase of the New York shell of Metropolitan Life. The block of business purchased included ordinary life, other accident and health, and annuities.


       GUARANTY FUND ASSESSMENTS

       There are a number of insurance companies that are currently under regulatory supervision. This may result in future assessments to the Company by state guaranty fund associations to cover losses to policyholders of insolvent or rehabilitated companies. These assessments can be partially recovered through a reduction in future premium taxes in some states. The Company believes it has adequately provided for the impact of future assessments relating to current insolvencies.

       SEPARATE ACCOUNTS

       Revenues and expenses related to the separate account assets and liabilities are excluded from the amounts reported in the accompanying statements of operations. Assets and liabilities associated with separate accounts relate to deposit and annuity considerations for which the contract owner, rather than the Company, bears the investment risk. Separate account assets are reported at fair value and represent funds held for the exclusive benefit of the variable annuity contract owners. The Company received mortality and expense risk fees from the separate accounts.

       The Company makes contractual mortality assurances to the variable annuity contract owners that the net assets of the separate accounts will not be affected by future variations in the actual life expectancy experience of the annuitants and beneficiaries from the mortality assumptions implicit in the annuity contracts. The Company makes periodic fund transfers to, or withdrawals from, the separate account assets for such actuarial adjustments for variable annuities that are in the benefit payment period. The Company also guarantees that the rates at which administrative fees are deducted from contract funds will not exceed contractual maximums.

       For variable life insurance, the Company guarantees that the rates at which insurance charges and administrative fees are deducted from contract funds will not exceed contractual maximums. The

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       Company also guarantees that the death benefit will continue payable at the initial level regardless of investment performance so long as minimum premium payments are made.

       REVENUE RECOGNITION AND FUTURE POLICY BENEFIT RESERVES

       Premiums for traditional life insurance are recognized as revenue when due over the premium-paying period. Reserves for future policy benefits are computed using the net level method and include investment yield, mortality, withdrawal, and other assumptions based on the Company's experience, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations.

       Revenues for investment products consist of charges assessed against policy account balances during the period for the cost of insurance, policy administration, and surrender charges. Future policy benefit reserves are computed under the retrospective deposit method and consist of policy account balances before applicable surrender charges. Policy benefits charged to expense during the period include amounts paid in excess of policy account balances and interest credited to policy account balances. Interest credit rates for investment products ranged from 3% to 10% in 2002, 3.00% to 10.75% in 2001 and 4.00% to 12.00% in 2000.

       Premiums for accident and health insurance products, including medical, long and short-term disability and dental insurance products, are recognized as revenues ratably over the contract period in proportion to the risk insured. Reserves for future disability benefits are based on the 1987 Commissioners Group Disability Table. The valuation interest rate is the Single Premium Immediate Annuity Valuation rate less 100 basis points. Claims in the first five years are modified based on the Company's actual experience.

       Premiums for credit insurance included in life insurance premiums and accident and health insurance premiums are recognized as revenues when due over the estimated coverage period.

       CLAIMS AND BENEFITS PAYABLE

       Other policy claims and benefits payable for reported and incurred but not reported claims and related claims adjustment expenses are determined using case-basis estimates and past experience. The methods of making such estimates and establishing the related liabilities are continually reviewed and updated. Any adjustments resulting therefrom are reflected in income currently.

       INCOME TAXES

       As of January 1, 2001, the Company reports its taxable income in a separately filed federal income tax return.

       From May 1, 1997 through December 31, 2000, the Company reported its taxable income in a consolidated federal income tax return along with other affiliated subsidiaries of Fortis. Income tax expense or credits were allocated among the affiliated subsidiaries by applying corporate income tax rates to taxable income or loss determined on a separate return basis according to a Tax Allocation Agreement.

       Deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial statement purposes and for income tax purposes.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       COMPREHENSIVE INCOME

       Comprehensive income is comprised of net income and other comprehensive income which includes unrealized gains and losses adjusted for the impact of gains and losses realized during the current year on securities classified as available for sale, net of the effect on deferred policy acquisition costs, and taxes.

       CASH AND CASH EQUIVALENTS

       The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost which approximates fair value

       RECLASSIFICATIONS

       Certain amounts in the 2001 and 2000 financial statements have been reclassified to conform to the 2002 presentation.


3.     INVESTMENTS

       AVAILABLE-FOR-SALE SECURITIES

       The following is a summary of the available-for-sale securities:

                                                   GROSS       GROSS
                                   AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                      COST         GAINS       LOSSES        VALUE
At December 31, 2002
    Governments                    $   11,750   $      686   $       --   $   12,436
    Public utilities                   13,361          768          145       13,984
    Industrial and miscellaneous      141,110        8,696          610      149,196
                                   ----------   ----------   ----------   ----------

Total Fixed Maturities                166,221       10,150          755      175,616

Equity Securities                       3,054           64           18        3,100
                                   ----------   ----------   ----------   ----------

Total                              $  169,275   $   10,214   $      773   $  178,716
                                   ==========   ==========   ==========   ==========

At December 31, 2001:
    Governments                    $   16,600   $      397   $      201   $   16,796
    Public utilities                   11,710          336          302       11,744
    Industrial and miscellaneous      130,107        4,111        1,175      133,043
                                   ----------   ----------   ----------   ----------

Total Fixed Maturities                158,417        4,844        1,678      161,583

Equity Securities                       2,630           38           28        2,640
                                   ----------   ----------   ----------   ----------

Total                              $  161,047   $    4,882   $    1,706   $  164,223
                                   ==========   ==========   ==========   ==========

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       The amortized cost and fair value of fixed maturity securities at December 31, 2002, by contractual maturity, are shown below:

                                                  AMORTIZED      FAIR
                                                    COST         VALUE
Due in one year or less                           $   5,162    $  5,339
Due after one year through five years                30,585      32,180
Due after five years through ten years               50,482      53,280
Due after ten years                                  79,992      84,817
                                                  ---------    --------

Total                                             $ 166,221    $175,616
                                                  =========    ========


       Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

       INVESTMENTS ON DEPOSIT

       The Company had fixed maturities carried at $979 and $963 at December 31, 2002 and 2001, respectively, on deposit with various governmental authorities as required by law.

       NET INVESTMENT INCOME AND NET REALIZED GAINS (LOSSES) ON INVESTMENTS

       Major categories of net investment income for each year were as follows:

                               2002        2001        2000
Net investment income:
    Fixed maturities         $ 11,104    $  8,908    $  8,956
    Short-term investments        348       1,269         494
                             --------    --------    --------
                               11,452      10,177       9,450
Expenses                         (281)       (171)       (120)
                             --------    --------    --------
Net investment income        $ 11,171    $ 10,006    $  9,330
                             ========    ========    ========

       All net realized gains (losses) on investments resulted from sales of fixed maturities and impairment on fixed maturities and equity securities.

       Other than temporary impairments (OTTI) are included in realized gains and losses and consist of $1,077, $917, and $348 for fixed maturities and $1,522, $1,040, and $1,535 for equity securities in 2002, 2001, and 2000 respectively. OTTI write-downs are recorded at the end of each quarter based on the fair value of the security as of the reporting date.

       Proceeds from sales of investments were $99,223, $229,713 and $165,630 in 2002, 2001 and 2000, respectively. In fixed maturities there were gross gains of $2,887, $1,513 and $448 and gross

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       losses of $5,486, $2,981 and $2,331 which were realized on the sales in 2002, 2001 and 2000, respectively.

       NET UNREALIZED GAINS (LOSSES)

       The adjusted net unrealized gains (losses) on investments recorded in accumulated other comprehensive income for the year ended December 31, were as follows:

                                                             BEFORE-         TAX
                                                              TAX          BENEFIT     NET-OF-TAX
                                                             AMOUNT       (EXPENSE)      AMOUNT
December 31, 2002:
    Unrealized gains (losses) on investments:
      Unrealized gains (losses) on available-for-sale
           investments                                     $    8,263    $   (2,893)   $    5,370
      Reclassification adjustment for gains (losses)
           realized in net income                              (2,599)          910        (1,689)
                                                           ----------    ----------    ----------

Other comprehensive income                                 $    5,664    $   (1,983)   $    3,681
                                                           ==========    ==========    ==========

December 31, 2001:
    Unrealized gains (losses) on investments:
      Unrealized gains (losses) on available-for-sale
           investments                                     $    5,611    $   (1,959)   $    3,652
      Reclassification adjustment for gains (losses)
           realized in net income                              (1,722)          602        (1,120)
                                                           ----------    ----------    ----------

Other comprehensive income                                 $    3,889    $   (1,357)   $    2,532
                                                           ==========    ==========    ==========

December 31, 2000:
    Unrealized gains (losses) on investments:
      Unrealized gains (losses) on available-for-sale
           investments                                     $    6,644    $   (2,325)   $    4,319
      Reclassification adjustment for gains (losses)
           realized in net income                              (1,883)          659        (1,224)
                                                           ----------    ----------    ----------

Other comprehensive income                                 $    4,761    $   (1,666)   $    3,095
                                                           ==========    ==========    ==========


4.     LEASES

       The Company leases office space under operating lease arrangements that have various renewal options and are subject to escalation clauses for real estate taxes and operating expenses. Rent expense was $652, $698 and $791 in 2002, 2001 and 2000, respectively. Future minimum payments required under operating lease arrangements that have initial or noncancelable terms in excess of one year or more are: 2003 - $603, 2004
       - $604, 2005 - $604, 2006 - $521, and thereafter $696.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


5.     ACCIDENT AND HEALTH RESERVES

       Activity for the liability for unpaid accident and health claims is summarized as follows:

                                                       YEARS ENDED DECEMBER 31
                                                   2002          2001          2000
Balance as of January 1, net of reinsurance
      recoverables:                             $   72,531    $   65,615    $   63,788

    Add: Incurred losses related to:
      Current year                                  33,761        35,983        28,676
      Prior years                                     (188)       (6,950)         (928)
                                                ----------    ----------    ----------
Total incurred losses                               33,573        29,033        27,748

    Deduct: Paid losses related to:
      Current year                                  18,293        12,034        16,321
      Prior year                                    18,612        10,083         9,600
                                                ----------    ----------    ----------
Total paid losses                                   36,905        22,117        25,921
                                                ----------    ----------    ----------
Balance as of December 31, net of reinsurance
      recoverables                              $   69,199    $   72,531    $   65,615
                                                ==========    ==========    ==========


       The table above differs from the amounts reported on the balance sheet in the following respects: (1) the table above is presented net of ceded reinsurance and the accident and health reserves reported on the balance sheet are gross of ceded reinsurance; and (2) the table above includes accident and health benefits payable which are included with other policy claims and benefits payable reported on the balance sheet.

       The 2002, 2001 and 2000 claims incurred related to prior years is principally additional payments and increases to the discounted accident and health reserves based on actual experience of claims liabilities through the current year.

       The liability for unpaid accident and health claims includes $56,881 and $55,566 of total disability income reserves as of December 31, 2002 and 2001, respectively, which were discounted for anticipated interest earnings assuming a 6% interest rate.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


6.     FEDERAL INCOME TAXES

       The significant components of the Company's deferred tax liabilities and assets as of December 31, 2002 and 2001 are as follows:

                                                   DECEMBER 31
                                                 2002       2001
       Deferred tax assets:
           Reserves                            $     89   $     --
           Investments                            1,151         --
           Accrued expenses                         466      1,441
           Deferred gains on reinsurance          3,487      4,373
           Unearned ceding fees                     849      1,020
           Deferred policy acquisition costs      1,238         --
           Other                                     81      3,144
                                               --------   --------
       Total deferred tax assets                  7,361      9,978

       Deferred tax liabilities:
           Unrealized gains                       3,191         --
           Deferred policy acquisition costs         --        205
           Reserves                                  --      1,168
           Investments                               --      1,045
           Other                                     --      1,607
                                               --------   --------
       Total gross deferred tax liabilities       3,191      4,025
                                               --------   --------
       Net deferred tax asset                  $  4,170   $  5,953
                                               ========   ========


       The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets, and therefore, no such valuation allowance has been established.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       The Company's tax expense (benefit) for the year ended December 31 is shown as follows:

                              2002        2001        2000
       Current              $  4,548    $  8,917    $  3,831
       Deferred                 (351)     (4,676)     (1,415)
                            --------    --------    --------
                            $  4,197    $  4,241    $  2,416
                            ========    ========    ========


       Federal income tax payments and refunds resulted in net payments of $8,455, $4,703 and $4,011 in 2002, 2001 and 2000, respectively.

       The Company's effective income tax rate varied from the statutory federal income tax rate as follows:

                                                                  2002          2001         2000
Statutory income tax rate                                           35.0%         35.0%        35.0%
Other, including provision for prior year adjustments               (0.8)          0.2          0.7
                                                                --------      --------     --------
                                                                    34.2%         35.2%        35.7%
                                                                ========      ========     ========


       At December 31, 2002, the Company has a capital loss carryforward of $3,119. All net operating loss and alternative minimum tax credit carryforwards have been fully utilized.


7.     REINSURANCE

       The Company has a reinsurance agreement with the Fortis Benefits Insurance Company (Fortis Benefits), an affiliate. The agreement decreased the Company's long-term disability reinsurance retention from a $10 net monthly benefit to a $2 net monthly benefit for claims. The Company has ceded $6,705, $6,622 and $6,884 of premium and $21,905, $17,480 and $14,366 of reserves in 2002, 2001 and 2000, respectively, to Fortis Benefits.

       Future policy benefits and other policy claims and benefits payable are reported gross of reinsurance. The reinsured portion of future policy benefits and other policy claims and benefits payable are $109,942 and $107,443 in 2002 and 2001, respectively.

       The maximum amounts that the Company retains on any one life are $500 for group life; $250 for group accidental death; $2 net monthly benefit for long-term disability; from 10% to 100% of possible benefits payable under credit life and credit disability insurance; and none of a closed block of individual life business. Amounts in excess of these limits are reinsured with various insurance companies on a yearly renewable term, coinsurance or other basis.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       In the fourth quarter of 2001, the Company entered into a reinsurance agreement with Protective Life Corporation (Protective). The agreement, which became effective December 31, 2001, provided for the assumption of Protective's Dental Benefits Division on a 100% co-insurance basis. The Company assumed approximately $239 of reserves, paid cash of approximately $2,350, and recorded $1,647 of goodwill as of December 31, 2002.

       Ceded reinsurance premiums for the year ended December 31 were as follows:

                                          2002         2001         2000
       Life insurance                  $   12,996   $   40,746   $    5,399
       Accident and health insurance       35,253       41,747       15,713
                                       ----------   ----------   ----------
                                       $   48,249   $   82,493   $   21,112
                                       ==========   ==========   ==========

       Recoveries under reinsurance contracts for the year ended December 31 were as follows:


                                            2002       2001       2000
       Life insurance                     $ 13,682   $ 14,344   $  1,791
       Accident and health insurance        16,716     15,062      5,280
                                          --------   --------   --------
                                          $ 30,398   $ 29,406   $  7,071
                                          ========   ========   ========


       Reinsurance ceded would become a liability of the Company in the event the reinsurers are unable to meet the obligations assumed under the reinsurance agreement. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers.

       In the first quarter of 2000, the Company entered into a reinsurance agreement with John Hancock Life Insurance Company (John Hancock) for the sale of the Long-Term Care (LTC) line of business. The sale of the LTC line of business was effective March 1, 2000. The Company recorded a gain on this transaction of $2,492. The gain has been deferred and is being amortized as the level of direct inforce LTC policies decreases over future years, not to exceed 30 years. The amount of gain amortized was $257, $338, and $406 in 2002, 2001, and 2000, respectively. The Company ceded $10,604, $8,013, and $3,330 of premiums in 2002, 2001, and 2000, respectively. The Company ceded $11,295 and $5,136 of reserves to John Hancock in 2002 and 2001, respectively.

       In the second quarter of 2001, the Company entered into a reinsurance agreement with Hartford Life Insurance Company (Hartford) for the sale of its Fortis Financial Group division (the Division). The Division includes, among other blocks of business, certain individual life insurance policies and annuity contracts (collectively, the Insurance Contracts) written by the Company. Certain of the Insurance Contracts permit investment in, among other investment options, various series of the Fortis Series Fund.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       To effect the Sale as it relates to the Company, The Hartford reinsured the Insurance Contracts on a 100% co-insurance basis (or 100% modified co-insurance basis for some of the block) and agreed to administer the Insurance Contracts going forward. The Company received, in connection with the Sale, aggregate cash consideration of approximately $15,000 from The Hartford. The reinsurance transaction resulted in a gain of $10,457 which was deferred and is being amortized into income at the rate that earnings from the business sold would have been expected to emerge. The amount of gain amortized was $1,985 and $ 1,646 in 2002 and 2001, respectively.


8.     DIVIDEND RESTRICTIONS

       Per section 4207 of New York Insurance Laws, dividends may be paid by domestic stock life insurance companies in the following manner: 100% of the net gain from operations excluding realized capital gains or 10% of policyholder's surplus, whichever is less.


9.     REGULATORY ACCOUNTING REQUIREMENTS

       The Company prepares its statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Department of Insurance of the State of New York. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from company to company within a state, and may change in the future. The Company does not employ any significant permitted practices.

       In 1998, the NAIC adopted codified statutory accounting practices (Codification) effective January 1, 2001. Codification will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that the Company uses to prepare its statutory-basis financial statements. Codification requires adoption by the various states before it becomes the prescribed statutory basis of accounting for insurance companies domesticated within those states.

       The cumulative effect of changes from the Codification guidance was recorded as a direct adjustment to statutory surplus. The State of New York adopted SSAP No. 10, Income Taxes, for domiciled companies during the current year. As a result, the Company reported a change of accounting principle as an adjustment that increased statutory surplus $640.

       Insurance enterprises are required by state insurance departments to adhere to minimum risk-based capital (RBC) requirements developed by the NAIC. The Company exceeds the minimum RBC requirements.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


       Reconciliations of net income and shareholder's equity on the basis of statutory accounting to the related amounts presented in the accompanying statements were as follows:

                                                           NET INCOME               SHAREHOLDER'S EQUITY
                                                --------------------------------    --------------------
                                                  2002        2001        2000        2002        2001
Based on statutory accounting practices         $  8,770    $ 12,478    $ 10,163    $ 64,032    $ 55,786
Deferred policy acquisition costs                 (2,190)       (344)        590       1,570       3,760
Deferred and uncollected premiums                    156     (14,724)    (26,606)         11         100
Policy reserves                                      361       4,360      12,123       3,906       2,563
Investment valuation difference                       --          --          --       9,163       3,185
Commissions                                       (1,848)        308       6,112         (33)       (125)
Deferred taxes                                        --          --          --      (1,735)         --
Deferred gain on LTC sale                            257         338         406      (1,491)     (1,748)
Deferred gain on FFG sale                          1,985       1,646          --      (8,472)    (10,457)
Unearned ceding fee                                   --          --          --      (2,427)     (2,914)
Amounts payable reinsurance ceded                     --          --          --         726         943
Funds held under reinsurance treaty
      unauthorized reinsurer                          --          --          --        (155)         89
Realized (losses) gains on investments              (443)     (2,963)     (4,591)         --          --
Amortization of goodwill                              --         (46)        (46)      1,971       1,949
Income taxes                                         351       5,606       3,598       3,838       4,375
Pension                                              153         249         (82)        (85)       (238)
Amortization of IMR                                  (45)       (142)       (306)         --          --
Reinsurance in unauthorized companies                 --          --          --          56          43
Interest maintenance reserve                          --          --          --        (511)        637
Asset valuation reserve                               --          --          --         583         540
Property and equipment                                --          --          --          --          23
Agents balances                                       --          --          --          93         694
Other                                                585       1,058       2,986          33          95
                                                --------    --------    --------    --------    --------
Based on generally accepted accounting
      principles                                $  8,092    $  7,824    $  4,347    $ 71,073    $ 59,300
                                                ========    ========    ========    ========    ========


10.    TRANSACTIONS WITH AFFILIATED COMPANIES

       The Company received various services from Fortis, Inc. These services include assistance in benefit plan administration, corporate insurance, accounting, tax, auditing, investment, information systems, actuarial and other administrative functions. The fees paid for these services for years ended December 31, 2002, 2001 and 2000 were $3,474, $1,761 and
       $2,736, respectively.

       Administrative expenses allocated for the Company may be greater or less than the expenses that would be incurred if the Company were operating on a separate company basis.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


11.    FAIR VALUE DISCLOSURES

       VALUATION METHODS AND ASSUMPTIONS

       The fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.

       For short-term investments, the carrying amount is a reasonable estimate of fair value. The carrying amount of policy loans reported in the balance sheet approximates fair value. The fair values for the Company's policy reserves under the investment products are determined using cash surrender value.

       The fair value of group annuities is primarily based upon termination value, which is calculated by applying contractual market value adjustments to the account balances. For those contracts not subject to market value adjustments at termination, book value represents fair value. The fair value of individual annuities is based primarily on surrender values. For those individual annuities that are not surrenderable, discounted future cash flows are used for calculating fair value.

       Separate account assets and liabilities are reported at their estimated fair value in the balance sheet.

       The fair values under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, such that the Company's exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.

                                          DECEMBER 31, 2002         DECEMBER 31, 2001
                                       -----------------------   -----------------------
                                        CARRYING      FAIR        CARRYING      FAIR
                                         AMOUNT       VALUE        AMOUNT       VALUE
Assets:
    Investments:
      Securities available-for-sale:
        Fixed maturities               $  175,616   $  175,616   $  161,583   $  161,583
    Short-term investments                  3,394        3,394        6,601        6,601
    Preferred Stock                         3,100        3,100        2,640        2,640
    Cash                                    2,041        2,041        5,598        5,598
    Policy loans                               24           24            6            6
    Assets held in separate accounts       43,430       43,430       66,341       66,341

Liabilities:
    Individual and group annuities
        (subject to discretionary
        withdrawal)                         6,662        6,440        4,706        4,260
    Liabilities related to separate
        accounts                           43,430       43,430       66,341       66,341

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


12.    RETIREMENT AND OTHER EMPLOYEE BENEFITS

       The Company is a wholly-owned subsidiary of Fortis, Inc. which sponsors a defined benefit pension plan covering employees and certain agents who meet eligibility requirements as to age and length of service. The benefits are based on years of service and career compensation. As a matter of policy, pension costs are funded as they accrue and vested benefits are fully funded. Fortis' funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes, and to charge each subsidiary an allocable amount based on its employee census. Pension cost allocated to the Company amounted to $153, $249 and $82 for 2002, 2001 and 2000, respectively.

       The Company has a contributory profit sharing plan, sponsored by Fortis, covering employees and certain agents who meet eligibility requirements as to age and length of service. Benefits are payable to participants on retirement or disability and to the beneficiaries of participants in the event of death. For employees hired on or before December 31, 2000, the first 3% of an employee's contribution is matched 200% by the Company. The second 2% is matched 50% by the Company. For employees hired after December 31, 2000, the first 3% of an employee's contribution is matched 100% by the Company. The second 2% is matched 50% by the Company. The amount expensed was approximately $70, $107 and $168 for 2002, 2001 and 2000, respectively.

       In addition to retirement benefits, the Company participates in other health care and life insurance benefit plans (postretirement benefits) for retired employees, sponsored by Fortis. Health care benefits, either through a Fortis-sponsored retiree plan for retirees under age 65 or through a cost offset for individually purchased Medigap policies for retirees over age 65, are available to employees who retire on or after January 1, 1993, at age 55 or older, with 10 years or more service. Life insurance, on a retiree pay all basis, is available to those who retire on or after January 1, 1993. During 2002, 2001 and 2000 the Company incurred no expenses related to retirement benefits.


13.    COMMITMENTS AND CONTINGENCIES

       The Company is named as a defendant in a number of legal actions arising primarily from claims made under insurance policies. These actions have been considered in establishing policy benefit and loss reserves. Management and its legal counsel are of the opinion that the settlement of these actions will not have a material adverse effect on the Company's financial position or results of operations.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

14.    DEFERRED POLICY ACQUISITION COSTS

       The change in deferred policy acquisition costs by product were as follows:

                                                  INTEREST
                                             SENSITIVE AND
                              TRADITIONAL       INVESTMENT    ACCIDENT AND
                                     LIFE         PRODUCTS          HEALTH        TOTAL
Balance, December 31, 1999    $        85    $       3,510    $        758    $   4,353

Acquisition costs deferred              1              753             196          950
Acquisition costs amortized            (9)            (331)            (20)        (360)
LTC sale                               --               --            (816)        (816)
                              -----------    -------------    ------------    ---------

Balance, December 31, 2000             77            3,932             118        4,127
BALAC merger                        1,286               --           2,647        3,933
Acquisition costs deferred             25              161               4          190
Acquisition costs amortized          (262)            (137)           (135)        (534)
FFG sale                               --           (3,956)             --       (3,956)
                              -----------    -------------    ------------    ---------

Balance, December 31, 2001          1,126               --           2,634        3,760
Acquisition costs deferred            107               --              22          129
Acquisition costs amortized          (367)              --          (1,952)      (2,319)
                              -----------    -------------    ------------    ---------

Balance, December 31, 2002    $       866    $          --    $        704    $   1,570
                              ===========    =============    ============    =========

       Included in total policy acquisition costs amortized in 2001 is $3,956 of acquisition costs resulting from the reinsurance cession agreement on certain individual life insurance policies and annuity contracts with Hartford Life Insurance Company, which became effective April 1, 2001. See Note 7 "Reinsurance" for more information on the reinsurance transaction.

       Included in total policy acquisition costs amortized in 2000 is $816 of acquisition costs resulting from the long-term care reinsurance cession agreement with John Hancock Life Insurance Company, which became effective March 1, 2000. See Note 7 "Reinsurance" for more information on the reinsurance transaction.